Exhibit 99.1

Royal Gold Announces Fourth Quarter Dividend

DENVER, COLORADO. SEPTEMBER 4, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced that its Board of Directors has declared its fourth quarter dividend of US$0.15 per share of common stock. The dividend is payable on October 19, 2012 to shareholders of record at the close of business on October 5, 2012. The quarterly dividend of US$0.15 is also payable to holders of exchangeable shares of RG Exchangeco. This dividend is designated as an “eligible dividend” for Canadian tax purposes.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 202 properties on six continents, including interests on 39 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

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